Exhibit 99.1

PRESS RELEASE www.corescientific.com

Core Scientific Announces January 2023 Production and Operational Updates

•	Operated approximately 206,000 owned and colocated ASIC servers

•	Produced 1,527 self-mined bitcoin and 471 bitcoin for colocation customers

AUSTIN, Texas, February 6, 2023 – Core Scientific, Inc. (OTC: CORZQ) (“Core Scientific” or “the Company”), a leader in high-performance blockchain computing data centers and software solutions, today announced production and operational updates for January 2023.

Data Centers

As of month-end, the Company operated approximately 206,000 ASIC servers for both colocation and self-mining, representing a total of 21.1 EH/s at its data center facilities in Georgia, Kentucky, North Carolina, North Dakota and Texas.

Self-Mining

Core Scientific’s self-mining operations produced 1,527 bitcoin in January. As of month end, the Company operated approximately 166,000 self-mining servers accounting for approximately 80% of its total number of servers and representing a self-mining hashrate of 17 EH/s.

Colocation Services

In addition to its self-mining fleet, Core Scientific provided data center colocation services, technology and operating support for approximately 40,000 customer-owned ASIC servers, representing approximately 20% of the mining servers in operation in the Company’s data centers as of January 31. Customer-owned ASIC servers produced approximately 471 bitcoin in January.

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Grid Support

The Company powered down its data center operations on several occasions. Curtailments in January totaled 10,061 megawatt hours. Core Scientific works with the communities and utility companies in which it operates to enhance electrical grid stability.

ABOUT CORE SCIENTIFIC

Core Scientific (OTC: CORZQ) is one of the largest blockchain computing data center providers and miners of digital assets in North America. Core Scientific has operated blockchain computing data centers in North America since 2017, using its facilities and intellectual property portfolio for colocated digital asset mining and self-mining. Core Scientific operates data centers in Georgia, Kentucky, North Carolina, North Dakota and Texas. Core Scientific’s proprietary Minder® fleet management software combines the Company’s colocation expertise with data analytics to deliver maximum uptime, alerting, monitoring and management of all miners in the Company’s network. To learn more, visit http://www.corescientific.com.

FORWARD LOOKING STATEMENTS AND EXPLANATORY NOTES

This press release includes “forward-looking statements’’ within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements

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include, but are not limited to, those related to the Company’s ability to scale and grow its business, meet its expected operating plan, source clean and renewable energy, the advantages and expected growth of the Company, future estimates of revenue, net income, adjusted EBITDA, total debt, free cash flow, liquidity and future financing availability, future estimates of computing capacity and operating capacity, future demand for colocation capacity, future estimate of hashrate (including mix of self-mining and colocation) and operating gigawatts, future projects in construction or negotiation and future expectations of operation location, orders for miners and critical infrastructure, future estimates of self-mining capacity, the public float of the Company’s shares, future infrastructure additions and their operational capacity, and operating capacity and site features of the Company’s operations and planned operations. These statements are provided for illustrative purposes only and are based on various assumptions, whether or not identified in this press release, and on the current expectations of the Company’s management. These forward-looking statements are not intended to serve, and must not be relied on by any investor, as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company. These forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the Company’s ability to obtain bankruptcy court approval with respect to motions in its Chapter 11 cases, successfully enter into and implement a restructuring plan, emerge from Chapter 11 and achieve significant cash flows from operations; the effects of the Chapter 11 cases on the Company and on the interests of various constituents, bankruptcy court rulings in the Chapter 11 cases and the outcome of the Chapter 11 cases in general, the length of time the Company will operate under the Chapter 11 cases, risks associated with any third-party motions in the Chapter 11 cases, the potential adverse effects of the Chapter 11 cases on the Company’s liquidity or

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results of operations and increased legal and other professional costs necessary to execute the Company’s reorganization; satisfaction of any conditions to which the Company’s debtor-in-possession financing is subject and the risk that these conditions may not be satisfied for various reasons, including for reasons outside of the Company’s control; the consequences of the acceleration of the Company’s debt obligations; the trading price and volatility of the Company’s common stock as well as other risk factors set forth in the Company’s reports filed with the U.S. Securities & Exchange Commission. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Month over month comparisons are based on the combined results of Core Scientific and its acquired entities and are unaudited.

Core Scientific provides this and any future similar unaudited updates to provide shareholders with visibility into the Company’s results and progress toward previously announced capacity and operational projections.

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Please follow us on:

https://www.linkedin.com/company/corescientific/

https://twitter.com/core_scientific

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CONTACTS

Investors:

ir@corescientific.com

Media:

press@corescientific.com

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